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EX-99.(2)(k)(1)

ADMINISTRATION AGREEMENT

This Administration Agreement (“Agreement”) dated and effective as of __________, 2018, is by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Administrator”), and each Delaware limited liability company listed on Schedule A attached hereto (each a “Company,” and collectively the “Companies”).

WHEREAS, each Company is a closed-end management investment company registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, each Company desires to retain the Administrator to furnish certain administrative services to such Company, and the Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	APPOINTMENT OF ADMINISTRATOR

Each Company hereby appoints the Administrator to act as administrator to the Company for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services stated herein.

2.	DELIVERY OF DOCUMENTS

Each Company will promptly deliver to the Administrator copies of each of the following documents and all future amendments and supplements, if any:

a.	The Company’s Certificate of Formation and By-laws and all amendments thereto;

b.

The Company’s currently effective Registration Statement under the 1933 Act and the 1940 Act and each Prospectus and Statement of Additional Information (“SAI”) and all amendments and supplements thereto as in effect from time to time;

c.

A copy of the resolutions of the Board of Managers of the Company (the “Board”) certified by the Company’s Secretary authorizing (1) the Company to enter into this Agreement and (2) certain individuals (“Authorized Persons”) on behalf of the Company to (a) give instructions to the Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

d.	A copy of the investment advisory agreement between the Company and its investment adviser; and

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e.	Such other certificates, documents or opinions which the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.	REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

The Administrator represents and warrants to each Company that:

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would impair the Administrator’s ability to perform its duties and obligations under this Agreement; and

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.

4.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Each Company represents and warrants to the Administrator that:

a.	It is a limited liability company, duly organized, existing and in good standing under the laws of its state of formation;

b.

It has the power and authority under applicable laws and by its Certificate of Formation and Limited Liability Company Agreement (or other organizational documents) to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into, perform and receive services pursuant to this Agreement;

d.	It is an investment company properly registered with the SEC under the 1940 Act;

e.

The Registration Statement has been filed and will be effective and remain effective during the term of this Agreement. The Company also warrants to the Administrator that as of the effective date of this Agreement, all necessary filings

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under the securities laws of the states in which the Company offers or sells its units have been made;

f.	No legal or administrative proceedings have been instituted or threatened which would impair the Company’s ability to perform its duties and obligations under this Agreement;

g.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Company or any law or regulation applicable to it; and

5.	ADMINISTRATION SERVICES

The Administrator shall provide the services as listed on Schedule B, subject to the control, supervision and direction of each Company and, in each case where appropriate, the review and comment by the Company’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Company and the Administrator.

The Administrator shall perform such other services for each Company that are mutually agreed to by the parties from time to time, for which the Company will pay such fees as may be mutually agreed upon, including the Administrator’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

The Administrator shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

6.	FEES; EXPENSES; EXPENSE REIMBURSEMENT

The Administrator shall receive from each Company such compensation for the Administrator’s services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the parties. The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be due and payable upon the receipt of the final invoice. In addition, each Company shall reimburse the Administrator for its reasonable out-of-pocket costs incurred in connection with this Agreement. All rights of compensation and expense reimbursement under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

Each Company agrees promptly to reimburse the Administrator for any equipment and supplies specially ordered by or for the Company through the Administrator and for any other expenses not contemplated by this Agreement that the Administrator may incur on the Company’s behalf at the Company’s request or with the Company’s consent.

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Each Company will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator. Expenses to be borne by each Company, include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel; cost of any services contracted for by the Company directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Company; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of unitholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any manager, officer or employee of the Company; costs of Preparation, printing, distribution and mailing, as applicable, of the Company’s Registration Statements and any amendments and supplements thereto and unitholder reports; cost of Preparation and filing of the Company’s tax returns, regulatory forms (including amendments to the Registration Statement on Form N-2), and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Company’s net asset value (“NAV”).

The Administrator is authorized to and may employ, associate or contract with such person or persons as the Administrator may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid by the Administrator and that the Administrator shall be as fully responsible to each Company for the acts and omissions of any such person or persons as it is for its own acts and omissions.

7.	INSTRUCTIONS AND ADVICE

At any time, the Administrator may apply to any officer of the Company or other Authorized Persons for instructions and may consult with outside counsel for the Company or the independent accountants for the Company at the expense of the Company, with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement.

Subject to Section 8 hereof, the Administrator shall not be liable, and shall be indemnified by each Company, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons. The Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Company. Nothing in this section shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

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8.	LIMITATION OF LIABILITY AND INDEMNIFICATION

The Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 6 of this Agreement, shall have no responsibility for the actions or activities of any other party, including other service providers. The Administrator shall have no liability in respect of any loss, damage or expense suffered by the Company insofar as such loss, damage or expense arises from the performance of the Administrator’s duties hereunder in reliance upon records that were maintained for each Company by entities other than the Administrator prior to the Administrator’s appointment as administrator for the Company. The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the negligence, bad faith or willful misconduct of the Administrator, its officers or employees. The Administrator shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder. In any event, the Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to each Company under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Company including, but not limited to, any liability relating to qualification of the Company as a regulated investment company or any liability relating to the Company’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Administrator’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2017 shall be the date of this Agreement through December 31, 2017, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2018 and terminating on December 31, 2018 shall be the date of this Agreement through December 31, 2017, calculated on an annualized basis.

The Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster or governmental action.

Each Company shall indemnify and hold the Administrator harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Administrator resulting from any claim, demand, action or suit in connection with the Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Company or upon reasonable reliance on information or records given or made by the Company or its investment adviser, provided that this indemnification shall not apply to actions or omissions of the Administrator, its officers or employees in cases of its or their own negligence, bad faith or willful misconduct.

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The indemnification contained herein shall survive the termination of this Agreement.

9.	CONFIDENTIALITY

The parties hereto agree that each shall treat confidentially all information provided by each party to the other party regarding its business and operations. All confidential information provided by a party hereto shall be used by the other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and discharging the receiving party’s other obligations under this Agreement or managing the business of the receiving party and its affiliates, including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management, and except as may be required by the foregoing shall not be disclosed to any third party. Neither party will use or disclose confidential information for purposes other than the activities contemplated by this Agreement or except as required by law, court process or pursuant to the lawful requirement of a governmental agency, or if the party is advised by counsel that it may incur liability for failure to make a disclosure, or except at the request or with the written consent of the other party. Notwithstanding the foregoing, each party acknowledges that the other party may provide access to and use of confidential information relating to the other party to the disclosing party’s employees, contractors, agents, professional advisors, auditors or persons performing similar functions.

The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (ii) that is independently derived by a party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (iii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iv) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

The undertakings and obligations contained in this Section shall survive the termination or expiration of this Agreement for a period of three (3) years.

10.	COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

Each Company assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it. The Administrator assumes full responsibility for complying with all laws applicable to it in connection with its performance of the services under this Agreement.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Administrator agrees that all records which it maintains for each Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Administrator further agrees that all records that it maintains for the Company pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the

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1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in machine-readable form.

11.	SERVICES NOT EXCLUSIVE

The services of the Administrator are not to be deemed exclusive, and the Administrator shall be free to render similar services to others. The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by each Company from time to time, have no authority to act or represent the Company in any way or otherwise be deemed an agent of the Company.

12.	EFFECTIVE PERIOD AND TERMINATION

This Agreement shall become effective as of its execution, shall continue in full force and effect until termination as hereinafter provided and may be terminated by either party by an instrument in writing delivered or mailed, postage prepaid to the other party, such termination to take effect not sooner than thirty (30) days after the date of such delivery or mailing. Upon termination of this Agreement pursuant to this paragraph the Company shall pay to the Administrator such compensation as may be due as of the date of such termination and shall likewise reimburse the Administrator for its costs, expenses and disbursements.

13.	NOTICES

All notices and other communications as required or permitted hereunder shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, by overnight delivery through a commercial courier service, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):

If to a Company:

Goldman Sachs Private Markets Fund 2018 LLC

c/o Goldman Sachs Asset Management, L.P.

200 West Street

New York, NY 10282

Attn: Legal Department

Facsimile: 212-357-9429

If to the Administrator:

State Street Bank and Trust Company

Legal Division – Global Services Americas

One Lincoln Street

Boston, MA 02110

Attention: Senior Vice President

14.	AMENDMENT

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This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

15.	ASSIGNMENT

This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party, except that the Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Administrator.

16.	SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of the Company and the Administrator and their respective successors and permitted assigns.

17.	DATA PROTECTION

The Administrator shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of each Company’s unitholders, employees, managers and/or officers that the Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

18.	ENTIRE AGREEMENT

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

19.	WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

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20.	SEVERABILITY

If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

21.	GOVERNING LAW

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the state of New York, without regard to its conflicts of laws provisions.

22.	REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

23.	COUNTERPARTS

This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

EACH OF THE COMPANIES
SET FORTH ON SCHEDULE A HERETO

By:

Name:

Title:

STATE STREET BANK AND TRUST COMPANY

By:

Name:

Title:

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ADMINISTRATION AGREEMENT

SCHEDULE A

Listing of Companies

Goldman Sachs Private Markets Fund 2018 LLC

Goldman Sachs Private Markets Fund 2018 (A) LLC

Goldman Sachs Private Markets Fund 2018 (B) LLC

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ADMINISTRATION AGREEMENT

SCHEDULE B

LIST OF SERVICES

I.	Fund Administration Treasury Services as described in Schedule B1 attached hereto;

II.	Reserved.

III.	Reserved;

IV.	Reserved;

V.	Reserved;

VI.	Accounting Services as described in Schedule B6 attached hereto; and

VII.	Core Performance Services as described in Schedule B7 attached hereto.

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Schedule B1

Fund Administration Treasury Services

a.

Prepare for the review by designated officer(s) of each Company financial information that will be included in such Company’s semi-annual and annual unitholder reports, Form N-Q reports and other quarterly reports (as mutually agreed upon);

b.	Prepare financial statements of each Company for inclusion in SEC filings;

c.

Coordinate the audit of the Companies’ financial statements by the Companies’ independent accountants, including the preparation of supporting audit workpapers and other schedules, and follow-up on questions and requests for additional information;

d.

Prepare for the review by designated officer(s) of each Company the periodic financial reports required to be filed with the SEC on Form N-SAR and such other reports, forms or filings as may be mutually agreed upon;

e.

Prepare for the review by designated officer(s) of each Company annual fund expense budgets, perform accrual analyses and roll-forward calculations and recommend changes to fund expense accruals on a periodic basis, arrange for payment of the Company’s expenses, review calculations of fees paid to the Company’s investment adviser, custodian, fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

f.

Prepare and furnish total return performance information for the Companies, including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by Company management;

g.	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Administrator;

h.	Maintain certain books and records of each Company as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon; and

i.

Provide periodic testing of the Company with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements, the requirements of the 1940 Act and limitations for the Company contained in the Registration Statement for the Company as may be mutually agreed upon, including quarterly compliance reporting to the designated officer(s) of the Company as well as preparation of Board compliance materials.

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SCHEDULE B6

Accounting Services

a.

Process trade file transmitted by the Companies on trade-date +1, subject to timely receipt by Administrator of necessary information. The trade file from each Company will include security identifier, quantity, price, and other pertinent information required to process each trade;

b.	Maintain database detail of all portfolio investment transactions;

c.

Obtain and provide final quarter-end NAV for each Company, timing of delivery to be agreed upon by the Company and the Administrator and subject to the timely receipt by Administrator of necessary information from third parties;

d.	Reconcile each Company’s cash holdings with the records of its custodian daily;

e.

Prepare reconciliation report of cash, trades and positions to prime broker and custodian statements (where prime brokers or custodians are utilized), subject to the receipt of information from third parties. Each Company shall be responsible for the resolution of reconciliation issues;

f.

On a monthly basis, or upon the Companies’ request, reconcile Company records maintained by the Administrator with those maintained and provided by the portfolio managers or other parties as the Companies may designate;

g.	Maintain individual tax lots for each security purchase/sale;

h.	Calculate realized gains or losses on security trades, subject to the receipt of trade file information from the Companies;

i.	Prepare and provide monthly calculation of management fees and book accruals for legal, accounting and any other third party fees and expenses as required and as directed by the Companies;

j.	Calculate items necessary to calculate Company distributions and income allocations in accordance with the applicable operating agreement;

k.	Maintain the books and records of the Companies in accordance with the terms of the applicable operating agreement and generally accepted accounting principles;

l.

Calculate final NAV as of dates other than quarter-end for each Company based solely on information provided by such Company, the Custodian or third parties or as otherwise directed. The timing of delivery of such calculations will be agreed upon by Administrator and each Company and is subject to the timely receipt by Administrator of necessary information from such Company and authorized third parties;

m.	Prepare unaudited monthly trial balance for each Company;

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n.

Reconcile investment capital account statements received from the managers of underlying portfolio funds in which the Companies invest with the Administrator’s database of portfolio investment transactions, including committed capital, capital contributions, unfunded committed capital and distributions received for each underlying Company investment;

o.	Adhere to U.S. generally accepted accounting principles except as otherwise directed by a Company; and

p.

Reconciliation of legal entities held by the Company and reconciliation of attributable cash flows. For the avoidance of doubt, the Administrator shall not be responsible for the accuracy of the data provided to it by the Company or an underlying sponsor or general partner.

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SCHEDULE B7

Core Performance Services

The Administrator will provide the following core performance reporting services to the Company:

◾	Quarterly Performance Reporting Process:

The Company shall cause the manager (each a “Portfolio Manager”) of each of the pooled investment vehicles in which the Company invests (each a “Portfolio Fund”) to submit to the Administrator a quarterly basis financial statement and capital account statement. Upon receipt of such information, the Administrator will update the Portfolio Fund information maintained on the Private Edge® application. The Administrator will use this information along with the cash flow information received from the State Street Fund Accounting Group to provide a quarterly reporting package to Company. In preparing such reports, the Administrator will use market values received by the Portfolio Manager of the Portfolio Fund, unless otherwise directed in writing by the Company. Performance returns will be calculated on a return methodology basis, that being a long-term dollar-weighted return since inception (IRR) methodology.    Returns will be calculated for the Company’s investments in the Portfolio Funds and for the Company. The Administrator will report to the Company on the performance of its private equity investments (e.g. its investments in each Portfolio Fund) for multiple composites (e.g. vintage year, domestic vs. foreign, etc.) to assist the Company with exposure and portfolio analysis.

◾	Underlying Holdings Reporting

The Administrator will track characteristics of the underlying holdings, including cost, market value, geography, industry, and property type of the investments in which the Portfolio Funds invest in order to provide exposure reporting across industry and geographic location.

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